                                  EXHIBIT 11

                              EARNINGS PER SHARE

                                  EXHIBIT 11.1

                           D.I.Y. HOME WAREHOUSE, INC.
                                    FORM 10-Q
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)

                                                 Three Months Ended                Six Months Ended
                                                 ------------------                ----------------
                                               June 28,        June 29,        June 28,       June 29,
                                                 1997            1996            1997           1996
                                                 ----            ----            ----           ----
Net income applicable to common shares        $1,969,304      $2,029,585      $1,879,636      $1,920,794
                                              ==========      ==========      ==========      ==========
Weighted average common shares
  outstanding for the period                   7,633,859       7,625,000       7,633,789       7,625,000
Dilutive effect of exercise of stock
  options                                             --              --              --              --
                                              ----------      ----------      ----------      ----------
Weighted average common shares, assuming
  issuance of the above securities             7,633,859       7,625,000       7,633,789       7,625,000
                                              ==========      ==========      ==========      ==========
Earnings per common share:
          Primary                             $     0.26      $     0.27      $     0.25      $     0.25
          Fully diluted                       $     0.26      $     0.27      $     0.25      $     0.25